Home Equity Loan-Backed Term Notes, GMACM Series 2002-HLTV1
Payment Date	11/25/2003

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	138,351,412.96	12,047,451.32
Beginning PFA	0.00	0.00
Ending Pool Balance	132,167,027.25	10,864,453.40
Ending PFA Balance	-	-
Principal Collections	5,746,590.61	1,042,829.80
Principal Draws	-	-
Net Principal Collections	5,746,590.61	1,042,829.80
Active Loan Count	3,454	158

Interest Collections	1,679,967.17	135,324.93

Weighted Average Net Loan Rate	13.78000%	13.45000%
Substitution Loan Amout	-	-
Repurchased Loan Amount	-	-
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	133,691,401.65	127,455,620.83	0.6708191	6,235,780.82	514,711.90	0.00	0.6041	4.620%
Class A-2	10,904,962.63	9,773,359.82	0.4653981	1,131,602.81	44,892.10	0.00	0.0463	4.940%

Certificates	-	-	-	-	627,313.14	-	-	-

Beginning Overcollateralization Amount	5,802,500.00
Overcollateralization Amount Increase (Decrease)	(0.00)
Outstanding Overcollateralization Amount	5,802,500.00
Overcollateralization Target	5,802,500.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Loan Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,163,667.76		29	0.88%
Delinquent Loans (60 Days)*	477,774.46		13	0.36%
Delinquent Loans (90 Days)*	869,294.58		21	0.66%
Delinquent Loans (120 Days)*	684,299.57		16	0.52%
Delinquent Loans (150 Days)*	544,774.23		13	0.41%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

			Number	Percent
Loan Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	49,753.69		1	0.46%
Delinquent Loans (60 Days)*	-		0	0.00%
Delinquent Loans (90 Days)*	61,994.61		2	0.57%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	164,966.94		2	1.52%
Delinquent Loans (180 Days)*	-		0	0.00%
REO	0.00		0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	3,632,523.35
Current Month Loss Amount	577,963.22
Current Month Principal Recovery	104,036.79
Net Ending Loss Amount	4,106,449.78	1.95%

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	94,074.63
Current Month Net Principal Recovery Amount	104,036.79
Ending Net Principal Recovery Amount	198,111.42

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Ending CIA Balance Transferred to Seller	0.00
Remaining Balance in CIA Act. due to GMAC	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Ending PreFunding Account Balance to Notes	0.00
Remaining Balance in Prefund Act. due to Note Holders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0.00